Exhibit 99.1

PRESS RELEASE
Financial Contact:
Robert A. Milligan
Chief Financial Officer
480.998.3478

HEALTHCARE TRUST OF AMERICA, INC. REPORTS SECOND QUARTER 2021 EARNINGS AND UPDATES 2021 GUIDANCE
Conference Call to be held on Tuesday, August 3, 2021 at 6:00 p.m. Eastern Time (3:00 p.m. Pacific Time)
Scottsdale, Arizona (August 3, 2021) - Healthcare Trust of America, Inc. (NYSE: HTA) (“HTA”) announced results for the three and six months ended June 30, 2021.
Second Quarter 2021 Highlights:
•Reported net income attributable to common stockholders of $0.17 per diluted share.
•Reported Funds From Operations (“FFO”), as defined by NAREIT, of $0.44 per diluted share, an increase of 10.0% compared to Q2 2020.
•Reported Normalized FFO of $0.44 per diluted share, an increase of 4.8% compared to Q2 2020.
•Reported Normalized FAD of $81.0 million, an increase of 4.5% compared to Q2 2020.
•Reported Same-Property Cash Net Operating Income (“NOI”) growth of 2.1% compared to Q2 2020.

Year-to-date 2021:
•Reported net income attributable to common stockholders of $60.0 million, or $0.27 per diluted share.
•Reported FFO of $0.88 per diluted share, an increase of 7.3% compared to 2020.
•Reported Normalized FFO of $0.88 per diluted share, an increase of 4.8% compared to 2020.
•Reported Normalized FAD of $169.7 million, an increase of 9.6% compared to 2020.

Portfolio Performance
•As of June 30, 2021, our portfolio had a leased rate of 89.3% by gross leasable area (“GLA”) and an occupancy rate of 87.9% by GLA.
•During Q2 2021, HTA executed leases of 647 thousand square feet of GLA, including 150 thousand square feet of GLA in new leases and 497 thousand square feet of GLA in renewals. Re-leasing spreads were 2.1% and tenant retention for the Same-Property portfolio was 80% by GLA.
•Year-to-date, HTA executed leases of approximately 1.4 million square feet of GLA, including 359 thousand square feet of GLA in new leases and 993 thousand square feet of GLA in renewals. Re-leasing spreads were 2.6% and tenant retention for the Same-Property portfolio was 73% by GLA.

Investment Activity
•As of today, HTA has closed on or executed exclusive letters of intent on a total of approximately $373 million of investments on a year-to-date basis, including $304 million of medical office acquisitions that have closed or are under exclusive contract, subject to customary closing conditions, and $69 million in loan funding commitments to projects in the Texas Medical Center in Houston. This total includes $68.5 million of investments closed in the second quarter, including a $20 million acquisition of an MOB in Charleston, South Carolina and $48.5 million of loans associated with the previously announced Texas A&M Innovation Plaza in the Texas Medical Center in Houston that were funded within the quarter.
•From a development perspective, HTA's existing projects remain on-track for delivery in 2021, while its pipeline of projects in pre-leasing have increased to over $375 million. In the second quarter, HTA completed its development projects in Miami, Florida and Bakersfield, California, which total approximately $51 million of investment with 136,000 square feet of GLA and are currently 82% leased.
HTA's development pipeline consists of five projects in the pre-leasing process, totaling over 850 thousand square feet of GLA. These projects are located in Houston, Orlando and Raleigh and are highlighted by HTA's previously announced strategic partnership with Medistar Corporation to co-develop the Texas A&M Innovation Plaza - Horizon Tower located in Houston, Texas, a 485,000 square foot medical office and life sciences tower with anticipated costs of $215 million expected to commence construction in 2022.
•During the three months ended June 30, 2021, HTA closed on the previously announced disposition of a 13 property portfolio with locations in Tennessee and Virginia, with an aggregate gross sales price of $67.5 million. This transaction qualified as a 1031 exchange with net proceeds held in a restricted cash account at quarter end. This portfolio generated annual returns of 10% over its 13-year period and generated a gain of approximately $32.8 million.

Capital Activity and Liquidity
•HTA ended Q2 2021 with total leverage of (i) 33.5%, measured as debt less cash and cash equivalents to total capitalization, and (ii) 6.0x net debt to Adjusted Earnings before Interest, Taxes, Depreciation and Amortization for real estate (“Adjusted EBITDAre”). Including the impact of the unsettled forward equity agreements, leverage would be 30.4% and 5.5x, respectively.
•HTA ended Q2 with total liquidity of $1.3 billion, inclusive of $955.0 million available on our unsecured revolving credit facility, $277.5 million of unsettled equity forward transactions, $65.0 million of restricted cash for funds held in a 1031 exchange account and $19.8 million of cash and cash equivalents.
•As of the end of the quarter, HTA had $277.5 million of equity, based on an average initial forward price of $29.46 per share, to be settled on a forward basis with the issuance of approximately 9.4 million shares of common stock, subject to adjustment for costs to borrow under the terms of the applicable equity distribution agreements.

Subsequent Events
•On August 3, 2021, HTA’s Board of Directors announced an increased quarterly cash dividend of $0.325 per share of common stock, and per Healthcare Trust of America Holdings, LP Operating Partnership Unit, to be paid on October 11, 2021 to stockholders and unitholders of record on October 4, 2021.

2021 Guidance:
HTA updates its 2021 guidance to range as follows:

	Annual Expectations
	Low	to	High
Net income attributable to common stockholders per share	$0.40		$0.44

Same-Property Cash NOI	2.0%		2.5%

FFO per share, as defined by NAREIT	$1.70		$1.77

Normalized FFO per share	$1.74		$1.78

The 2021 guidance includes the following additional assumptions:
•$375 - $600 million of investments at an average 5.5% to 6.0% yield;
•$70 - $125 million of dispositions at a 5.0% to 6.5% yield;
•general and administrative costs of $43 - $46 million;
•average fully diluted shares of between 224 and 226 million fully diluted shares of common stock outstanding, with proceeds from equity previously raised on a forward basis being utilized to fund acquisitions as they close; and
•developments being substantially completed as planned.
•The lower end of the range assumes settlement of forward equity agreements without deployment of cash proceeds for investments.
•HTA expects leverage, measured as (i) debt less cash and cash equivalents to total capitalization, and (ii) measured as debt less cash and cash equivalents to Adjusted EBITDAre to range between 5.5x and 6.0x throughout the year.

HTA’s 2021 guidance is based on a number of assumptions that are subject to change and many of which are beyond HTA’s control. Additionally, HTA’s guidance does not contemplate impacts from gains or losses from dispositions, potential impairments, or debt extinguishment costs, if any. If actual results vary from these assumptions, HTA’s expectations may change. There can be no assurance that HTA will achieve these results.

About Healthcare Trust of America, Inc.
Healthcare Trust of America, Inc. (NYSE: HTA) is the largest dedicated owner and operator of MOBs in the United States, with assets comprising approximately 25.3 million square feet of GLA, and with $7.5 billion invested primarily in MOBs. HTA provides real estate infrastructure for the integrated delivery of healthcare services in highly-desirable locations. Investments are targeted to build critical mass in 20 to 25 leading gateway markets that generally have leading university and medical institutions, which generally translates to superior demographics, highly-educated graduates, intellectual talent and job growth. The strategic markets HTA invests in support a strong, long-term demand for quality medical office space. HTA utilizes an integrated asset management platform consisting of on-site leasing, property management, engineering and building services, and development capabilities to create complete, state of the art facilities in each market. We believe this drives efficiencies, strong tenant and health system relationships, and strategic partnerships that result in high levels of tenant retention, rental growth and long-term value creation. Headquartered in Scottsdale, Arizona, HTA has developed a national brand with dedicated relationships at the local level.
Founded in 2006 and listed on the New York Stock Exchange in 2012, HTA has produced attractive returns for its stockholders that have outperformed the US REIT index. More information about HTA can be found on the Company’s Website (www.htareit.com), Facebook, LinkedIn and Twitter.
Forward-Looking Language
This press release contains certain forward-looking statements with respect to HTA. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially and in adverse ways from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, without limitation, the following: changes in economic conditions generally and the real estate market specifically; legislative and regulatory changes, including changes to laws governing the taxation of REITs and changes to laws governing the healthcare industry; the availability of capital; changes in interest rates; competition in the real estate industry; the supply and demand for operating properties in our proposed market areas; changes in accounting principles generally accepted in the United States of America; policies and guidelines applicable to REITs; the availability of properties to acquire; the availability of financing; pandemics and other health concerns, and the measures intended to prevent their spread, including the currently ongoing COVID-19 pandemic; and the potential material adverse effect these matters may have on our business, results of operations, cash flows and financial condition. Additional information concerning us and our business, including additional factors that could materially and adversely affect our financial results, include, without limitation, the risks described under Part I, Item 1A - Risk Factors, in our 2021 Annual Report on Form 10-K and in our filings with the SEC.
Conference Call
HTA will host a conference call and webcast on Tuesday, August 3, 2021 at 6:00 p.m. Eastern Time (3:00 p.m. Pacific Time) to review its financial performance and operating results for the three and six months ended June 30, 2021.
Conference Call and Webcast Details:
Domestic Dial-In Number: (877) 507-6265
International Dial-In Number: (412) 902-6633
Canada Dial-In Number: (855) 669-9657
Webcast: www.htareit.com under the Investor Relations tab
Replay Conference Call Details:
Domestic Dial-In Number: (877) 344-7529
International Dial-In Number: (412) 317-0088
Canada Dial-In Number: (855) 669-9658
Conference ID: 10159216
Available August 3, 2021 (one hour after the end of the conference call) to September 2, 2021 at 6:00 p.m. Eastern Time (3:00 p.m. Pacific Time)

HEALTHCARE TRUST OF AMERICA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except for share and per share data)
(Unaudited)

	June 30, 2021	December 31, 2020
ASSETS
Real estate investments:
Land	$596,084	$596,269
Building and improvements	6,542,944	6,507,816
Lease intangibles	617,731	628,621
Construction in progress	88,609	80,178
	7,845,368	7,812,884
Accumulated depreciation and amortization	(1,806,165)	(1,702,719)
Real estate investments, net	6,039,203	6,110,165
Investment in unconsolidated joint venture	63,593	64,360
Cash and cash equivalents	19,796	115,407
Restricted cash	70,542	3,358
Receivables and other assets, net	294,550	251,728
Right-of-use assets - operating leases, net	228,870	235,223
Other intangibles, net	8,850	10,451
Total assets	$6,725,404	$6,790,692
LIABILITIES AND EQUITY
Liabilities:
Debt	$3,073,465	$3,026,999
Accounts payable and accrued liabilities	172,653	200,358
Derivative financial instruments - interest rate swaps	10,755	14,957
Security deposits, prepaid rent and other liabilities	83,474	82,553
Lease liabilities - operating leases	195,210	198,367
Intangible liabilities, net	29,959	32,539
Total liabilities	3,565,516	3,555,773
Commitments and contingencies
Equity:
Preferred stock, $0.01 par value; 200,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.01 par value; 1,000,000,000 shares authorized; 218,825,737 and 218,578,012 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	2,188	2,186
Additional paid-in capital	4,919,353	4,916,784
Accumulated other comprehensive loss	(12,734)	(16,979)
Cumulative dividends in excess of earnings	(1,807,753)	(1,727,752)
Total stockholders’ equity	3,101,054	3,174,239
Non-controlling interests	58,834	60,680
Total equity	3,159,888	3,234,919
Total liabilities and equity	$6,725,404	$6,790,692

HEALTHCARE TRUST OF AMERICA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenues:
Rental income	$188,494	$178,670	$379,844	$364,201
Interest and other operating income	121	175	264	420
Total revenues	188,615	178,845	380,108	364,621
Expenses:
Rental	57,409	56,200	116,988	113,062
General and administrative	10,929	10,160	21,489	21,678
Transaction	66	32	162	172
Depreciation and amortization	74,977	74,927	151,251	152,592
Interest expense	23,133	24,277	46,119	48,149
Impairment	16,825	—	16,825	—
Total expenses	183,339	165,596	352,834	335,653
Gain on sale of real estate, net	32,753	—	32,753	1,991
Income from unconsolidated joint venture	406	379	798	801
Other income	304	97	307	173
Net income	$38,739	$13,725	$61,132	$31,933
Net income attributable to non-controlling interests	(728)	(236)	(1,091)	(543)
Net income attributable to common stockholders	$38,011	$13,489	$60,041	$31,390
Earnings per common share - basic:
Net income attributable to common stockholders	$0.17	$0.06	$0.27	$0.14
Earnings per common share - diluted:
Net income attributable to common stockholders	$0.17	$0.06	$0.27	$0.14
Weighted average common shares outstanding:
Basic	218,822	218,483	218,787	217,588
Diluted	222,326	222,088	222,297	221,228
Dividends declared per common share	$0.320	$0.315	$0.640	$0.630

HEALTHCARE TRUST OF AMERICA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2021	2020
Cash flows from operating activities:
Net income	$61,132	$31,933
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	142,062	144,724
Share-based compensation expense	5,402	5,303
Income from unconsolidated joint venture	(798)	(801)
Distributions from unconsolidated joint venture	1,565	1,670
Impairment	16,825	—
Gain on sale of real estate, net	(32,753)	(1,991)
Changes in operating assets and liabilities:
Receivables and other assets, net	10,540	2,504
Accounts payable and accrued liabilities	(8,552)	(6,337)
Security deposits, prepaid rent and other liabilities	(4,496)	5,178
Net cash provided by operating activities	190,927	182,183
Cash flows from investing activities:
Investments in real estate	(50,628)	(41,338)
Development of real estate	(33,983)	(30,367)
Proceeds from the sale of real estate	65,349	6,420
Capital expenditures	(53,471)	(43,917)
Collection of real estate notes receivable	15,405	514
Advances on real estate notes receivable	(61,020)	(6,000)
Net cash used in investing activities	(118,348)	(114,688)
Cash flows from financing activities:
Borrowings on unsecured revolving credit facility	100,000	1,314,000
Payments on unsecured revolving credit facility	(55,000)	(1,150,000)
Payments on secured mortgage loans	—	(96,206)
Proceeds from issuance of common stock	—	50,020
Issuance of OP Units	—	1,378
Repurchase and cancellation of common stock	(3,377)	(4,798)
Dividends paid	(140,022)	(137,050)
Distributions paid to non-controlling interest of limited partners	(2,607)	(2,455)
Net cash used in financing activities	(101,006)	(25,111)
Net change in cash, cash equivalents and restricted cash	(28,427)	42,384
Cash, cash equivalents and restricted cash - beginning of period	118,765	37,616
Cash, cash equivalents and restricted cash - end of period	$90,338	$80,000

HEALTHCARE TRUST OF AMERICA, INC.
NOI, CASH NOI AND SAME-PROPERTY CASH NOI
(In thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net income	$38,739	$13,725	$61,132	$31,933
General and administrative expenses	10,929	10,160	21,489	21,678
Transaction expenses	66	32	162	172
Depreciation and amortization expense	74,977	74,927	151,251	152,592
Interest expense	23,133	24,277	46,119	48,149
Impairment	16,825	—	16,825	—
Gain on sale of real estate, net	(32,753)	—	(32,753)	(1,991)
Income from unconsolidated joint venture	(406)	(379)	(798)	(801)
Other income	(304)	(97)	(307)	(173)
NOI	$131,206	$122,645	$263,120	$251,559
NOI percentage growth	7.0%		4.6%

NOI	$131,206	$122,645	$263,120	$251,559
Straight-line rent adjustments, net	(3,622)	(3,717)	(7,396)	(6,962)
Amortization of (below) and above market leases/leasehold interests, net and other GAAP adjustments	(400)	(344)	(875)	(2,043)
Notes receivable interest income	(3)	(3)	(9)	(141)
Other normalizing adjustments (1)	—	4,959	—	5,031
Cash NOI	$127,181	$123,540	$254,840	$247,444
Acquisitions not owned/operated for all periods presented and disposed properties Cash NOI	(4,477)	(2,176)	(9,652)	(4,906)
Redevelopment Cash NOI	(282)	(1,334)	(1,066)	(2,936)
Intended for sale Cash NOI	107	35	272	83
Same-Property Cash NOI (2)	$122,529	$120,065	$244,394	$239,685
Same-Property Cash NOI percentage growth	2.1%		2.0%

(1) For the three months ended June 30, 2020, other normalizing adjustments includes the following: non-recurring bad debt of $4,672 thousand; incremental hazard pay to facilities employees of $242 thousand; and incremental personal protective equipment of $45 thousand. For the six months ended June 30, 2020, other normalizing adjustments includes the following: non-recurring bad debt of $4,672 thousand; incremental hazard pay to facilities employees of $314 thousand; and incremental personal protective equipment of $45 thousand.
(2) Same-Property includes 432 and 425 buildings for the three and six months ended June 30, 2021 and 2020, respectively.

NOI is a non-GAAP financial measure that is defined as net income or loss (computed in accordance with GAAP) before: (i) general and administrative expenses; (ii) transaction expenses; (iii) depreciation and amortization expense; (iv) impairment; (v) interest expense; (vi) gain or loss on sales of real estate; (vii) gain or loss on extinguishment of debt; (viii) income or loss from unconsolidated joint venture; and (ix) other income or expense. HTA believes that NOI provides an accurate measure of the operating performance of its operating assets because NOI excludes certain items that are not associated with the management of its properties. Additionally, HTA believes that NOI is a widely accepted measure of comparative operating performance of real estate investment trusts (“REITs”). However, HTA’s use of the term NOI may not be comparable to that of other REITs as they may have different methodologies for computing this amount. NOI should not be considered as an alternative to net income or loss (computed in accordance with GAAP) as an indicator of HTA’s financial performance. NOI should be reviewed in connection with other GAAP measurements.

Cash NOI is a non-GAAP financial measure which excludes from NOI: (i) straight-line rent adjustments; (ii) amortization of below and above market leases/leasehold interests and other GAAP adjustments; (iii) notes receivable interest income; and (iv) other normalizing adjustments. Contractual base rent, contractual rent increases, contractual rent concessions and changes in occupancy or lease rates upon commencement and expiration of leases are a primary driver of HTA’s revenue performance. HTA believes that Cash NOI, which removes the impact of straight-line rent adjustments, provides another measurement of the operating performance of its operating assets. Additionally, HTA believes that Cash NOI is a widely accepted measure of comparative operating performance of REITs. However, HTA’s use of the term Cash NOI may not be comparable to that of other REITs as they may have different methodologies for computing this amount. Cash NOI should not be considered as an alternative to net income or loss (computed in accordance with GAAP) as an indicator of its financial performance. Cash NOI should be reviewed in connection with other GAAP measurements.
To facilitate the comparison of Cash NOI between periods, HTA calculates comparable amounts for a subset of its owned and operational properties referred to as “Same-Property”. Same-Property Cash NOI excludes (i) properties which have not been owned and operated by HTA during the entire span of all periods presented and disposed properties, (ii) HTA’s share of unconsolidated joint ventures, (iii) development, redevelopment and land parcels, (iv) properties intended for disposition in the near term which have (a) been approved by the Board of Directors, (b) are actively marketed for sale, and (c) an offer has been received at prices HTA would transact and the sales process is ongoing, and (v) certain non-routine items. Same-Property Cash NOI should not be considered as an alternative to net income or loss (computed in accordance with GAAP) as an indicator of its financial performance. Same-Property Cash NOI should be reviewed in connection with other GAAP measurements.

HEALTHCARE TRUST OF AMERICA, INC.
FFO, NORMALIZED FFO AND NORMALIZED FAD
(Unaudited and in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net income attributable to common stockholders	$38,011	$13,489	$60,041	$31,390
Depreciation and amortization expense related to investments in real estate	74,219	73,769	149,550	150,506
Gain on sale of real estate, net	(32,753)	—	(32,753)	(1,991)
Impairment	16,825	—	16,825	—
Proportionate share of joint venture depreciation and amortization	487	508	975	975
FFO attributable to common stockholders	$96,789	$87,766	$194,638	$180,880
Transaction expenses	66	32	162	172
Non-controlling income from OP units included in diluted shares	728	236	1,091	543
Other normalizing adjustments (1)	—	4,959	—	5,031
Normalized FFO attributable to common stockholders	$97,583	$92,993	$195,891	$186,626
Non-cash compensation expense	2,065	2,100	5,402	5,303
Straight-line rent adjustments, net	(3,622)	(3,717)	(7,396)	(6,962)
Amortization of (below) and above market leases/leasehold interests and corporate assets, net	371	676	992	(95)
Amortization of deferred financing costs and debt discount/premium, net	1,164	1,006	2,328	1,987
Recurring capital expenditures, tenant improvements and leasing commissions	(16,585)	(15,593)	(27,483)	(31,933)
Normalized FAD attributable to common stockholders	$80,976	$77,465	$169,734	$154,926

Net income attributable to common stockholders per diluted share	$0.17	$0.06	$0.27	$0.14
FFO adjustments per diluted share, net	0.27	0.34	0.61	0.68
FFO attributable to common stockholders per diluted share	$0.44	$0.40	$0.88	$0.82
Normalized FFO adjustments per diluted share, net	0.00	0.02	0.00	0.02
Normalized FFO attributable to common stockholders per diluted share	$0.44	$0.42	$0.88	$0.84

Weighted average diluted common shares outstanding	222,326	222,088	222,297	221,228
(1) For the three months ended June 30, 2020, other normalizing adjustments includes the following: non-recurring bad debt of $4,672 thousand; incremental hazard pay to facilities employees of $242 thousand; and incremental personal protective equipment of $45 thousand. For the six months ended June 30, 2020, other normalizing adjustments includes the following: non-recurring bad debt of $4,672 thousand; incremental hazard pay to facilities employees of $314 thousand; and incremental personal protective equipment of $45 thousand.
HTA computes FFO in accordance with the current standards established by NAREIT. NAREIT defines FFO as net income or loss attributable to common stockholders (computed in accordance with GAAP), excluding gains or losses from sales of real estate property and impairment write-downs of depreciable assets, plus depreciation and amortization related to investments in real estate, and after adjustments for unconsolidated partnerships and joint ventures. Because FFO excludes depreciation and amortization unique to real estate, among other items, it provides a perspective not immediately apparent from net income or loss attributable to common stockholders.
HTA computes Normalized FFO, which excludes from FFO: (i) transaction expenses; (ii) gain or loss on extinguishment of debt; (iii) non-controlling income or loss from OP Units included in diluted shares; and (iv) other normalizing adjustments, which include items that are unusual and infrequent in nature. HTA’s methodology for calculating Normalized FFO may be different from the methods utilized by other REITs and, accordingly, may not be comparable to other REITs.

HTA also computes Normalized FAD, which excludes from Normalized FFO: (i) non-cash compensation expense; (ii) straight-line rent adjustments; (iii) amortization of below and above market leases/leasehold interests and corporate assets; (iv) deferred revenue - tenant improvement related and other income; (v) amortization of deferred financing costs and debt premium/discount; and (vi) recurring capital expenditures, tenant improvements and leasing commissions. HTA believes this non-GAAP financial measure provides a meaningful supplemental measure of its operating performance. Normalized FAD should not be considered as an alternative to net income or loss attributable to common stockholders (computed in accordance with GAAP) as an indicator of its financial performance, nor is it indicative of cash available to fund cash needs. Normalized FAD should be reviewed in connection with other GAAP measurements.
HTA presents these non-GAAP financial measures because it considers them important supplemental measures of its operating performance and believes they are frequently used by securities analysts, investors and other interested parties in the evaluation of REITs. Historical cost accounting assumes that the value of real estate assets diminishes ratably over time. Since real estate values have historically risen or fallen based on market conditions, many industry investors have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. These non-GAAP financial measures should not be considered as alternatives to net income or loss attributable to common stockholders (computed in accordance with GAAP) as indicators of its financial performance. FFO and Normalized FFO is not indicative of cash available to fund cash needs. These non-GAAP financial measures should be reviewed in connection with other GAAP measurements.

HEALTHCARE TRUST OF AMERICA, INC.
NET DEBT TO ADJUSTED EBITDAre
(Unaudited and in thousands)

Three Months Ended
June 30, 2021
Net income	$38,739
Interest expense	23,133
Depreciation and amortization expense	74,977
Impairment	16,825
Gain on sale of real estate, net	(32,753)
Proportionate share of joint venture depreciation and amortization	487
EBITDAre	$121,408
Transaction expenses	66
Non-cash compensation expense	2,065
Pro forma impact of investments/dispositions	332
Pro forma impact of developments	327
Adjusted EBITDAre	$124,198

Adjusted EBITDAre, annualized	$496,792

As of June 30, 2021:
Debt	$3,073,465
Less: cash and cash equivalents (1)	84,803
Net Debt	$2,988,662

Net Debt to Adjusted EBITDAre	6.0x
(1) Cash and cash equivalents includes $65.0M of restricted cash for funds held in a 1031 exchange account pending re-investment.

As defined by NAREIT, EBITDAre is computed as net income or loss (computed in accordance with GAAP) plus: (i) interest expense; (ii) income tax expense (not applicable to HTA); (iii) depreciation and amortization; (iv) impairment; (v) gain or loss on the sale of real estate; and (vi) the proportionate share of joint venture depreciation and amortization.
Adjusted EBITDAre is presented on an assumed annualized basis. HTA defines Adjusted EBITDAre as EBITDAre (computed in accordance with NAREIT as defined above) plus: (i) transaction expenses; (ii) gain or loss on extinguishment of debt; (iii) non-cash compensation expense; (iv) pro forma impact of its acquisitions/dispositions; and (v) other normalizing adjustments. HTA considers Adjusted EBITDAre an important measure because it provides additional information to allow management, investors, and its current and potential creditors to evaluate and compare its core operating results and its ability to service debt.